Exhibit 10.17
October 24, 2025
Zachary Briers
Via personal email
Dear Zachary,
Congratulations! We are thrilled to offer you a position at Snap Inc. (the “Company” or “Snap”). As a member of our team, you will be eligible for the following starting total rewards package:
Offer Summary:
Initial Title: General Counsel
Start Date: November 17, 2025
Work Location and Office Address: Santa Monica - 2950 31st St
Job Classification: Full time, exempt
Annual Salary: $1,000,000
Annual Equity Target: $8,000,000 subject to the terms below
You will be paid biweekly, subject to applicable payroll deductions and withholdings.
Snap offers a wide full range of benefits to support you and your qualified dependents. You may participate in Snap’s benefit programs from your date of hire. Check out the enclosed benefits documents for more details, or contact Recruiting for the current suite of benefits available to you.
You will be paid a cash sign-on bonus of $1,000,000 in 12 equal monthly installments, with the first installment paid on the first available payroll period following your actual employment start date, less applicable payroll deductions and withholdings. In the event you voluntarily leave the Company within 24 months of your start date, you will forfeit any unpaid amount of the sign-on bonus and be responsible for reimbursing the Company any previously paid amounts of the sign-on bonus.
You may be eligible to receive discretionary equity awards pursuant to the Company's compensation program. Please note that whether or not you are eligible to receive discretionary equity awards, as well as the form, amount, and terms of the award, will be determined by the Company in its sole discretion. Please see below for more information about our equity plan and equity awards.
Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you an award of restricted stock units (“RSUs”) as new hire RSUs (“New Hire RSUs”) with an aggregate value of at least $24,000,000. So long as you remain an employee, the New Hire RSUs will vest quarterly over 36 months in quarterly installments.
Subject to your performance, you also will be eligible to receive ongoing equity awards with a target annual value of $8,000,000 based on your initial title and work location issued in RSUs subject to vesting. Such ongoing equity will begin vesting after the full vesting of your three-year new hire RSUs.
For any of the equity awards described above, the number of RSUs granted will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board for such awards. The vesting date and grant price for each award will be set by the Board and you will be notified of the same.

For all RSUs, the Company may, in its sole discretion, elect to hold back a number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, all RSUs will be subject to the terms and conditions of the Plan and the applicable grant agreement.
All equity grants are subject to approval by the Board and will be awarded pursuant to the Plan and any Company compensation program.
You are being offered employment at the Company because of the personal skills and experience you have, not because of any confidential, proprietary, or trade-secret information of a former or current employer you may have. In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement as a condition of employment at the Company. Also enclosed for you to review and then sign as a condition of employment are the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and our Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration. We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.
Snap Inc. is a dynamic and iterative company and as such, our programs and practices may change from time to time at the Company’s sole discretion. This includes changes to the total rewards package described above. The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.
Your employment with the Company is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.
If you accept our offer, we would like you to start on the start date stated in the offer summary above. This offer is contingent upon a background-check clearance, validation that the information in your resume is true and accurate, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.
If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.
We’re excited to have you join the team.

Sincerely,

/s/ Scott Withycombe
Scott Withycombe Chief People Officer

Accepted and agreed:

/s/ Zachary Briers
Zachary Briers

Date: October 24, 2025

Attachment: Confidential Information and Inventions Assignment Agreement
Conflict of Interest Agreement
Acknowledgement of At-Will Employment
Arbitration Agreement
Export Control Laws Compliance Screening Form